UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 SCHEDULE 14D-9

          Solicitation/Recommendation Statement under Section 14(d)(4)
                     of the Securities Exchange Act of 1934
                            -------------------------

                               (Amendment No. 1)

                               INNOGY HOLDINGS PLC
                            (Name of Subject Company)

                               INNOGY HOLDINGS PLC
                      (Names of Person(s) Filing Statement)

                           Ordinary Shares of 10p each
                                       and
        American Depositary Shares (each representing 10 Ordinary Shares)
                         (Title of Class of Securities)

                           G4782H101 (Ordinary Shares)
                     45769A103 (American Depositary Shares)
                      (CUSIP Number of Class of Securities)

                                 Michael Bowden
                                Company Secretary
                               Innogy Holdings plc
                           Windmill Hill Business Park
                                  Whitehill Way
                       Swindon, Wiltshire SN5 6PB, England
                               +44 (0)179 387 7777
                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications
                  On Behalf of the Person(s) Filing Statement)

                                    Copy to:
                                William B. Hobbs
                                   Linklaters
                                 One Silk Street
                            London EC2Y 8HQ, England
                               +44 (0)207 456 2000
                               -------------------

(a)
/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     This Amendment No. 1 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") on March 29, 2002 (as amended and supplemented, the "Schedule 14D-9") by Innogy Holdings plc, a company incorporated under the laws of England and Wales ("Innogy" or the "Company"), relating to the tender offer (the "Offer") by GBV Funfte Gesellschaft fur Beteiligungsverwaltung mbH, a
wholly-owned subsidiary of RWE Aktiengesellschaft ("RWE") and a company incorporated under the laws of the Federal Republic of Germany (the "Offeror"), to purchase all the Company's Shares at a purchase price of 275 pence per Ordinary Share and 2,750 pence per ADS, as set forth in the Offer Document dated March 28, 2002 (the "Offer Document") and other related documents which have been filed as Exhibits to the Schedule TO (as amended or supplemented, the "Schedule TO") filed with the Commission on March 29, 2002. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9 filed with the Commission by Innogy on March 29, 2002.

     On March 30, 2002, the Offeror published an advertisement in the Financial Times related to the Offer by the Offeror. A copy of the text of the advertisement is attached hereto as Exhibit (a)(11).

     On April 2, 2002, the Offeror issued a press release related to the Offer by the Offeror. A copy of the press release is attached hereto as Exhibit
(a)(12).


 Item 9. Exhibits.



     Item 9 is hereby amended and supplemented as follows:

Exhibit          Description

99.(a)(1)+       The Offer Document,  dated March 28, 2002, filed on Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(2)*       Form of Letter of  Transmittal  filed on  Schedule  TO with the
                 Commission by the Offeror on March 29, 2002.

99.(a)(3)*       Form of Acceptance, Authority and Election filed on Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(4)*       Form of Notice of Guaranteed Delivery filed on Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(5)*       Form of Letter to Brokers,  Dealers,  Commercial  Banks,  Trust
                 Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 29,
                 2002.

99.(a)(6)*       Form  of  Letter  to  Clients  for  use  by  Brokers,  Dealers,
                 Commercial Banks, Trust Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(7)*       Investor's  Guide to Completing the Form(s) of Acceptance filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(8)*       Press Release  issued by RWE and Innogy on March 22, 2002 filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 22, 2002.

99.(a)(9)*       Letter from the  Chairman of Innogy to holders of Shares  dated
                 March 28, 2002 (included in Exhibit (a)(1)).

99.(a)(10)*      Form of  Summary  Advertisement  to appear  in The Wall  Street
                 Journal dated March 29, 2002.

99.(a)(11)+      Form  of  Summary  Advertisement in  the Financial  Times dated
                 March 30, 2002.

99.(a)(12)+      Press  Release  announcing  the posting of the Offer  Document, dated April 2, 2002.

99.(e)(1)*       Rules of the Innogy Holdings Sharesave Plan.

99.(e)(2)*       Rules of the Innogy Holdings Long-Term Incentive Plan.

99.(e)(3)*       Rules of the Innogy Holdings Unapproved  Executive Share Option
                 Plan.

99.(e)(4)*       Inducement  Fee Letter  Agreement  dated March 21, 2002 between
                 RWE and Innogy.

99.(e)(5)(i)*    Irrevocable  Undertaking  from  Michael  Bowden  to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(ii)*   Irrevocable  Undertaking  from Yvonne  Constance to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(iii)*  Irrevocable Undertaking from Brian Count to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(iv)*   Irrevocable  Undertaking from Richard  Delbridge to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(v)*    Irrevocable Undertaking from Andrew Duff to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vi)*   Irrevocable  Undertaking  from Stephen  Fletcher to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(vii)*  Irrevocable  Undertaking  from Sir C. Brandon  Gough to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(viii)* Irrevocable  Undertaking  from Sir Robin  Mountfield to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vix)*  Irrevocable Undertaking from Ross Sayers to RWE and the Offeror dated March 21, 2002.

----------
+    Filed herewith.

*    Previously filed with the Commission on March 29, 2002 as an Exhibit to the
     Schedule 14D-9 and incorporated herein by reference.

                                    Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    INNOGY HOLDINGS PLC



Date: April 2, 2002                 By:  /s/ Alan Smith
                                         ---------------------------------------

                                         Name:  Alan Smith

                                         Title:  Assistant Company Secretary

                                INDEX TO EXHIBITS

Exhibit          Description
-------          -----------

99.(a)(1)+       The Offer Document,  dated March 28, 2002, filed on Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(2)*       Form of Letter of  Transmittal  filed on  Schedule  TO with the
                 Commission by the Offeror on March 29, 2002.

99.(a)(3)*       Form of Acceptance, Authority and Election filed on Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(4)*       Form of Notice of Guaranteed Delivery filed on Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(5)*       Form of Letter to Brokers,  Dealers,  Commercial  Banks,  Trust
                 Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 29,
                 2002.

99.(a)(6)*       Form  of  Letter  to  Clients  for  use  by  Brokers,  Dealers,
                 Commercial Banks, Trust Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(7)*       Investor's  Guide to Completing the Form(s) of Acceptance filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 29, 2002.

99.(a)(8)*       Press Release  issued by RWE and Innogy on March 22, 2002 filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 22, 2002.

99.(a)(9)*       Letter from the  Chairman of Innogy to holders of Shares  dated
                 March 28, 2002 (included in Exhibit (a)(1)).

99.(a)(10)*      Form of  Summary  Advertisement  to appear  in The Wall  Street
                 Journal dated March 29, 2002.

99.(a)(11)+      Form  of  Summary  Advertisement in  the Financial  Times dated
                 March 30, 2002.

99.(a)(12)+      Press  Release  announcing  the posting of the Offer  Document, dated April 2, 2002.

99.(e)(1)*       Rules of the Innogy Holdings Sharesave Plan.

99.(e)(2)*       Rules of the Innogy Holdings Long-Term Incentive Plan.

99.(e)(3)*       Rules of the Innogy Holdings Unapproved  Executive Share Option
                 Plan.

99.(e)(4)*       Inducement  Fee Letter  Agreement  dated March 21, 2002 between
                 RWE and Innogy.

99.(e)(5)(i)*    Irrevocable  Undertaking  from  Michael  Bowden  to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(ii)*   Irrevocable  Undertaking  from Yvonne  Constance to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(iii)*  Irrevocable Undertaking from Brian Count to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(iv)*   Irrevocable  Undertaking from Richard  Delbridge to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(v)*    Irrevocable Undertaking from Andrew Duff to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vi)*   Irrevocable  Undertaking  from Stephen  Fletcher to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(vii)*  Irrevocable  Undertaking  from Sir C. Brandon  Gough to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(viii)* Irrevocable  Undertaking  from Sir Robin  Mountfield to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vix)*  Irrevocable Undertaking from Ross Sayers to RWE and the Offeror dated March 21, 2002.

----------
+    Filed herewith.

*    Previously filed with the Commission on March 29, 2002 as an Exhibit to the
     Schedule 14D-9 and incorporated herein by reference.


                                       ii